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                                                                    EXHIBIT 99.1




                    BRIGHTPOINT SETTLES SHAREHOLDER LAWSUITS

INDIANAPOLIS -- April 30, 2003 -- Brightpoint, Inc. (NASDAQ: CELL) announced today that it has reached agreements to settle all pending shareholder related litigation against the Company and others, including its current and former officers and directors. The Company did not admit any wrongdoing as part of the settlements, which are subject to court approval.

A stipulation of settlement covering Brightpoint and the other defendants in a class action filed in the United States District Court for the Southern District of Indiana, consolidated under the caption In re Brightpoint Securities Litigation ("Class Action"), has been submitted to the court for approval. In addition, a stipulation of settlement on behalf of Brightpoint and the others named as defendants in a shareholder derivative action entitled Nora Lee v. Robert J. Laikin, et al., filed in the Marion Circuit Court, Indianapolis, Indiana (the "Derivative Action"), has also been submitted to the court for approval.

Under the Class Action settlement agreement, the Company's Directors' and Officers' insurance carrier has agreed to pay $5,050,000 on the Company's behalf and the Company is not required to make any cash payments thereunder. Under the Derivative Action settlement agreement, the Company has agreed to pay up to $275,000 for the representative plaintiff's attorneys' fees and expenses and will record this expense in "Other expenses" in the first quarter of 2003.

The terms of the settlements will be fully described in formal notices to be provided by the plaintiffs' attorneys to the Company's shareholders and members of the class in the Class Action. The Company expects that the issuance of notice and the process preceding final court approval for these settlements will require between four to six months and the distribution process will occur thereafter.

"These settlements will put all pending shareholder litigation behind us. By resolving these issues, we can now devote our entire focus on continuing to enhance shareholder value," said Robert J. Laikin, the Company's Chief Executive Officer.

Brightpoint is one of the world's largest distributors of mobile phones. Brightpoint supports the global wireless telecommunications and data industry, providing quickly deployed, flexible and cost effective third party solutions. Brightpoint's innovative services include distribution, channel management, fulfillment, eBusiness solutions and other outsourced services that integrate seamlessly with its customers. Additional information about Brightpoint can be found on its website at www.brightpoint.com or by calling its toll-free Information and Investor Relations line at 877-IIR-CELL (877-447-2355).

Certain information in this press release may contain forward-looking statements regarding future events or the future performance of Brightpoint. These statements are only predictions and actual events or results may differ materially. Please refer to the documents the Company files, from time to time, with the Securities and Exchange Commission; specifically, Brightpoint's most recent Form 10-K and the cautionary statements contained in Exhibit 99.1 thereto. These documents contain and identify important risk factors that could cause the actual results to differ materially from those contained in or implied by these forward-looking statements. These risk factors include, the approval of these settlements by the courts and shareholders. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date these statements were made. Brightpoint undertakes no obligation to update any forward-looking statements contained in this press release.

Contact:
     Brightpoint, Inc., Indianapolis, Indiana
     Steven E. Fivel, (317) 707-2355